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                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Statement of

Additional Information constituting part of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A ("Registration Statement) of our report dated December 15, 1999, relating to the financial statements and financial highlights appearing in the October 31, 1999 Annual Report to

Shareholders of SunAmerica Style Select Series, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Additional Information - Independent Accountants and

Legal Counsel" in the Statement of Additional Information.







/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP


New York, New York
February 24, 2000